Exhibit 99.1


                                           Contact:
                                           Francis J. Wiatr
                                           Chairman, President and CEO
                                           (860) 355-7602
                                           fwiatr@newmilbank.com

April 21, 2004                                    For Immediate Release


           NewMil Bancorp Reports 15% Increase in Earnings Per Share
                            for First Quarter 2004


New Milford, CT-(April 21, 2004) The Board of Directors of NewMil
Bancorp, Inc. (NASDAQ/NM:NMIL) today announced results of its first quarter ended March 31, 2004.

Diluted earnings per share increased 15% to $0.47 for the first quarter ended March 31, 2004 from $0.41 for the first quarter ended March 31, 2003.

Net income increased 11% to $2.0 million for the first quarter of 2004, compared with $1.8 million for the first quarter ended 2003. The increase was achieved through a variety of factors, the most important of which was an increase in net interest income. Net interest income increased $0.5 million, or 9% as a result of a $44 million increase in average earning assets and a 7 basis point increase in the net interest margin to 4.01% from 3.94% in 2003. The increase in earning assets is due to internal growth. Non-interest expense increased $0.3 million, or 8% for the first quarter of 2004, primarily due to higher compensation, marketing and professional services. Credit quality remains strong as evidenced by nonperforming assets at 21 basis points of total assets at March 31, 2004. The return on average shareholders equity was 15% for the first quarter.

Francis J. Wiatr, NewMil's Chairman, President and CEO, noted, "We are very pleased with our results for the quarter. Our net interest margin has remained strong despite the continued low interest rate environment. Our core low cost deposits continued to improve as a percentage of total deposits, primarily because of the strength of our commercial lending relationships and our focus on retail deposits."

"As we see clearer signs that the economy is recovering, our approach to the marketplace is to deliver a wide range of products to individuals and business, backed up by superior service. We recently introduced a new express loan program for small business with guaranteed 24-hour turn around. This product complements our extensive commercial loan offerings and we anticipate a significant volume over the next year. Importantly, we also expect deposit growth from this initiative, made more attractive by the launch of our free checking plan for small business."

"Our knowledge of the local marketplace and our commitment to our communities place us in the best possible position to grow, especially as many customers again experience the disruption associated with still another mega-bank consolidation."

"While we are working hard to win new banking relationships, both personal and business, we also have plans to continue to develop our banking franchise in high growth markets in and around our existing branch configuration. We remain optimistic about future earnings prospects and our strong position in Connecticut's Litchfield and Northern Fairfield County marketplace."

At March 31, 2004 NewMil had total assets of $714 million, up $10 million since December 31, 2003. For the three month period deposits were stable at $559 million. At March 31, 2004, book value and tangible book value per common share were $12.90 and $10.85, respectively, and tier 1 leverage and total risk-based capital ratios were 7.61% and 13.78%, respectively.

On February 25, 2004 the Board of Directors declared a quarterly dividend of 17 cents per common share, payable on May 17, 2004 to shareholders of record on May 3, 2004.

NewMil Bancorp is the parent company of NewMil Bank, which has served western Connecticut since 1858, and operates 19 full-service banking offices and one special needs branch.

Financial highlights are attached.

                             *****

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications.


















                       NewMil Bancorp, Inc
                SELECTED CONSOLIDATED FINANCIAL DATA
           (in thousands except ratios and per share amounts)

                                                Three month
                                                period ended
                                                  March 31

STATEMENT OF INCOME                   2004                        2003
                                     ------                      ------
Interest and dividend income        $ 8,831                     $ 8,739
Interest expense                      2,321                       2,778
Net interest income                   6,510                       5,961
Provision for loan losses               -                           -
Non-interest income
  Service fees on deposit accounts      684                         547
  Gains on sales of mortgage loans       40                          72
  Other non-interest income             193                         206
  Total non-interest income             917                         825
Non-interest expense
  Compensation                        2,466                       2,345
  Occupancy and equipment               730                         717
  Postage and telecommunication		131                         133
  Professional services, collection
    & OREO                              297                         173
  Printing and office supplies          101                          98
  Marketing                             121                          45
  Service bureau EDP                     94                         107
  Amortization of intangible assets      49                          61
  Other                                 476                         453
  Total non-interest expense          4,465                       4,132
Income before income taxes            2,962                       2,654
Provision for income taxes              939                         827
Net income                          $ 2,023                     $ 1,827


Per common share
Diluted earnings                    $  0.47                     $  0.41
Basic earnings                         0.48                        0.43
Cash dividends                         0.15                        0.15


Statistical data
Net interest margin                    4.01%                       3.94%
Efficiency ratio                      60.12                       60.89
Return on average assets               1.16                        1.11
Return on average common
  shareholders' equity                15.16                       13.44
Weighted average equivalent
  common shares outstanding, diluted  4,334                       4,450






                                NewMil Bancorp, Inc.
                         SELECTED CONSOLIDATED FINANCIAL DATA
                  (in thousands except ratios and per share amounts)

                               March 31,       March 31,     December 31,
FINANCIAL CONDITION              2004            2003            2003
                               ---------       ---------     ------------

Total assets                   $714,370        $685,163         $704,042
Loans, net                      452,301         389,544          449,651
Allowance for loan losses         5,178           5,249            5,198
Securities                      199,087         197,432          199,101
Cash and cash equivalents        30,460          65,878           22,524
Intangible assets                 8,650           8,882            8,700
Deposits                        558,841         553,480          558,168
Federal Home Loan Bank advances  75,546          53,040           70,247
Repurchase agreements            11,066           7,395            9,317
Long term debt                    9,761           9,701            9,746
Shareholders' equity             54,424          55,003           52,306
Non-performing assets             1,518           1,438            1,262
Deposits
  Demand (non-interest bearing)$ 49,178        $ 46,263         $ 49,813
  NOW accounts                   78,025          71,514           76,524
  Money market                  156,872         149,921          155,911
  Savings and other              85,073          82,407           84,660
  Certificates of deposit       189,693         203,375          191,260
  Total deposits                558,841         553,480          558,168


Per common share
Book value                     $  12.90       $   13.01        $   12.78
Tangible book value               10.85           10.91            10.65


Statistical data
Non-performing assets to
 total assets                      0.21%           0.21%            0.18%
Allowance for loan losses
 to total loans                    1.13            1.33             1.14
Allowance for loan losses to
 non-performing loans            341.11          365.02           411.89
Common shareholders' equity
 to assets                         7.62            8.03             7.43
Tangible common shareholders'
 equity to assets                  6.41            6.73             6.19
Tier 1 leverage capital            7.61            7.71             7.39
Total risk-based capital          13.78           14.30            13.23
Common shares outstanding, net
 (period end)                     4,220           4,229            4,093

